Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 28, 2025 with respect to the consolidated financial statements of Northview Acquisition Corporation included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ MARCUM LLP

Boston, MA

August 8, 2025